SQUIRE PATTON BOGGS (UK) LLP 7 Devonshire Square London EC2M 4YH United Kingdom DX 136546 Bishopsgate 2 O +44 20 7655 1000 F +44 20 7655 1001 Reference WPP.002-1586 000-4384-4835/16/EUROPE WPP PLC SHARE OPTION PLAN 2015 Adopted by the board of directors of the Company on 14 April 2015 and approved by share owners in general meeting on 9 June 2015 Amended by the Compensation Committee on 5 December 2019 Exhibit 4.20

i 000-4384-4835/16/EUROPE CONTENTS GLOSSARY .......................................................................................................................... 2 1 HOW THE PLAN WORKS AND HOW OPTIONS ARE GRANTED ........................... 4 2 RIGHTS OF A PARTICIPANT AFTER GRANT BUT BEFORE EXERCISE ............... 7 3 EXERCISE OF OPTIONS ......................................................................................... 7 4 LEAVING EMPLOYMENT ....................................................................................... 10 5 REDUCTION OF AN OPTION ................................................................................. 11 6 TRANSACTIONS AFFECTING THE COMPANY .................................................... 11 7 CHANGING THE PLAN ........................................................................................... 13 8 GENERAL ............................................................................................................... 14

2 000-4384-4835/16/EUROPE GLOSSARY "Acquiring Company" means the person or persons who obtain Control or the person who acquires Shares as a result of a transaction mentioned in rule 6.1. "ADSs" means depositary instruments representing a beneficial holding in fully paid ordinary shares in the capital of the Company. "Basic Salary" means the person’s gross salary and fees. Where it is necessary to convert the currency of a person’s basic salary for the purposes of rule 1.7, it will be converted at the Company’s budget rate applicable at the relevant date unless the Compensation Committee determines otherwise. "Business" means a functional business unit of the Company operating in any of the following ways: (a) within a Subsidiary; (b) across one or more Members of the Group; or (c) as a sector, operating brand or operating company (as referred to in the Company’s report and accounts). "Business Day" means a day on which both the London Stock Exchange and the New York Stock Exchange are open for the transaction of business. "Cash Value" means the value of a Share as determined by the Compensation Committee based on the price at which Shares are sold on or around the date of exercise of Options (and in the case of sales of Shares on more than one Business Day, the average of those prices). "Company" means WPP plc, a public limited company incorporated in Jersey with registered number 111714. "Compensation Committee" means a duly authorised committee appointed by the board of directors of the Company or, where any discretion has to be exercised under rule 6, the people who comprised the Compensation Committee immediately before the transaction by virtue of which that rule applies. "Control" means the power of a person, or persons acting in concert, to secure, by means of holding voting rights in relation to the Company’s share capital or powers conferred by any document regulating the Company, that the affairs of the Company are exercised in accordance with its or their wishes. "Dealing Restrictions" means restrictions imposed by statute, order, regulation or Government directive, or by the Model Code or any code adopted by the Company based on the Model Code. "Eligible Employee" means: (a) in respect of an Executive Option, an executive director or an employee of a Member of the Group; and

3 000-4384-4835/16/EUROPE (b) in respect of any other Option, an employee whose working time for one or more Members of the Group equals or exceeds a period determined by the Compensation Committee at the relevant Grant Date. "Exercise Date" means the first Business Day on or after: (a) the third anniversary of the Grant Date, or any other date after the Grant Date that the Compensation Committee decides on the grant of an Option should be the exercise date; (b) cessation of the Participant's employment if either of rules 4.3 or 4.4 applies; or (c) the date that a transaction as described in rule 6 occurs; whichever occurs first. "Executive Option" means an Option granted to an individual on bespoke terms. "Grant Date" means the date specified in the deed or other document produced in accordance with rule 1.13. "Listing Rules" means the rules relating to admission to the Official List. "London Stock Exchange" means London Stock Exchange plc or its successor. “Malus and Clawback” means the malus and clawback provisions (if any) as set out in an award agreement and/or in the WPP plc Group Malus and Clawback Policy (as amended from time to time) and “Malus” and “Clawback” will have the meanings given in the award agreement and/or the WPP plc Group Malus and Clawback Policy as the case may be.. "Market Value" means the value determined by the Compensation Committee that must be at least equal to: (a) in the case of Shares of the same class as shares listed in the Official List, the closing mid-market price, which is half way between the closing bid and offer prices shown in the quotations for those shares in the Official List on the Business Day immediately preceding the Grant Date; or (b) in the case of ADSs, the closing price of an ADS on the New York Stock Exchange on the Business Day immediately preceding the Grant Date; and in the case of an Option that is intended to qualify for any favourable tax treatment, as determined in accordance with any other formula that will enable the Option to qualify for that favourable tax treatment. "Member of the Group" means: (a) the Company; or (b) any Subsidiary from time to time; or

4 000-4384-4835/16/EUROPE (c) any other company that is designated by the Compensation Committee as associated with the Company for some or all purposes of the Plan. "Model Code" means the Model Code on dealings in securities set out in Listing Rule 9 Annex 1 of the Listing Rules of the United Kingdom Listing Authority issued by the Financial Conduct Authority, which govern companies whose shares are traded on the London Stock Exchange. "Official List" means the daily list maintained by the Financial Conduct Authority for the purposes of section 74(1) of the Financial Services and Markets Act 2000 setting out the quoted prices of shares traded on the London Stock Exchange. "Option" means a right to acquire Shares under the Plan. "Participant" means a person holding an Option or in the event of death, the Participant’s personal representatives. "Performance Condition" means any performance condition imposed under rule 1.10. "Performance Remuneration" means any remuneration of the Participant where the amount was calculated by reference to the performance of the Participant, a Member of the Group as a whole or any business within a Member of the Group. "Plan" means these rules known as the WPP Share Option Plan 2015 as changed from time to time. "Regulatory Information Service" means a service that is approved by the Financial Conduct Authority as meeting the Primary Information Provider criteria and is on the list of Regulatory Information Services maintained by the Financial Conduct Authority. "Shares" means fully paid ordinary shares (including treasury shares) in the capital of the Company or ADSs. "Subsidiary" means a company that is a subsidiary of the Company within the meaning of Articles 2 and 2A of the Companies (Jersey) Law 1991. "Trustee" means the trustee or trustees of any employee benefit trust established by the Company or any Member of the Group. 1 HOW THE PLAN WORKS AND HOW OPTIONS ARE GRANTED 1.1 How the Plan works The Plan gives a Participant the right to buy Shares at an exercise price set in accordance with rule 1.5 below, subject to the satisfaction of certain conditions and continued employment. 1.2 Granting Options Options will be granted by the Company but the Compensation Committee will decide who gets an Option, over how many Shares and on what terms.

5 000-4384-4835/16/EUROPE 1.3 Participation The Company can grant an Option to any Eligible Employee selected by the Compensation Committee. However, unless the Compensation Committee considers that special circumstances exist, an Option may not be granted to an employee who, on the Grant Date, has given or received notice of termination of employment, whether or not that termination is lawful. 1.4 Timing of Option grants Options can only be granted within 42 days of the following: (a) the date on which the Plan is approved by the share owners of the Company; (b) the Business Day after the announcement of the Company’s results through a Regulatory Information Service for any period; (c) the Business Day after the Company’s annual general meeting; (d) any day on which the Company decides that exceptional circumstances exist that justify the grant of Options; (e) any day on which changes to the legislation or regulations affecting the Plan are announced, effected or made; or (f) the lifting of Dealing Restrictions that prevented the granting of Options during any period specified above. 1.5 Exercise price The exercise price per Share must be set by the Compensation Committee when the Option is granted and must be at least Market Value. 1.6 Expiry of the Plan Options can only be granted within the period of 10 years from the date of approval of the Plan by the share owners of the Company. 1.7 Personal limit The Market Value (established at the date that the Compensation Committee makes its decisions under this rule 1) of all the Shares subject to Options granted to a Participant in the preceding twelve months cannot be more than: (a) one times; or (b) in the case of an Executive Option, four times; that Participant's Basic Salary.

6 000-4384-4835/16/EUROPE 1.8 Other limits There are also limits on the number of Shares that can be issued under the Plan - see rule 8.1. 1.9 Effect of the limits in rules 1.7 and 1.8 If the Company purports to grant an Option that is inconsistent with either of rules 1.7 or 1.8, the Option will be limited on a basis consistent with those rules with effect from the Grant Date. 1.10 Performance condition The exercise of an Option may be made conditional on the satisfaction of one or more conditions linked to the performance of the Company, the Participant or the Business or Member of the Group for which the Participant works. A Performance Condition must be objective and may provide that an Option will lapse to the extent it is not satisfied. The Compensation Committee may impose other conditions when granting an Option. 1.11 Options granted to directors of the Company The exercise of an Option granted to a director of the Company must be conditional on the satisfaction of one or more performance conditions to be prescribed after consultation with key share owners of the Company. 1.12 Option certificates As soon as practicable after granting an Option, the Company will provide evidence to the Participant of the grant. 1.13 Grant requirements Options must be granted by deed or other legally-binding document. The terms of the Option, as determined by the Compensation Committee, must be specified in the deed or other document and must include: (a) the number of Shares subject to the Option; (b) the exercise price; (c) the Grant Date; (d) the Performance Condition (if any); (e) the Exercise Date; (f) if Malus and Clawback applies to the Option and where the Malus and Clawback provisions are set out; 1.14 Right to decline Participants will be notified of the grant of Options. An Option may be declined by a Participant within 30 days after the Grant Date by notice in writing to any person

7 000-4384-4835/16/EUROPE nominated by the Compensation Committee. If this happens, the Option will be treated as if it had never been granted under the Plan. A Participant is not required to make any payment to decline an Option. 1.15 Malus and Clawback Where an Option is granted subject to Malus and Clawback, if there is any discrepancy between the Malus and Clawback provisions and the Plan, the Malus and Clawback provisions will prevail. 2 RIGHTS OF A PARTICIPANT AFTER GRANT BUT BEFORE EXERCISE 2.1 Effect of transferring an Option If a Participant, whether voluntarily or involuntarily, transfers, assigns, charges or otherwise disposes of an Option or any rights in respect of it, the Option will immediately lapse unless the Compensation Committee decides to the contrary. 2.2 Right to transfer on death Rights under an Option are transferred to the personal representatives of a Participant after the Participant’s death as set out rule 4.4. 2.3 No share rights before exercise of Options A Participant cannot vote and is not entitled to receive dividends in respect of the Shares subject to an Option until after exercise, as described in rule 3.7. 3 EXERCISE OF OPTIONS 3.1 When can an Option be exercised? An Option can be exercised on or after the Exercise Date and: (a) before the tenth anniversary of the Grant Date, or any earlier date determined by the Compensation Committee at the time the Option is granted; (b) during the period of six months after the Participant ceases to be an employee in one of the circumstances set out in rule 4.3; (c) during the period of twelve months after the date of death of the Participant as set out in rule 4.4; or (d) during the period of one month after a transaction affecting the Company as set out in rule 6.1, except that, notwithstanding any other provision of this Plan, if an investigation commences or is ongoing regarding whether Malus and/or Clawback should be invoked in respect of a Participant then, unless otherwise determined by the Compensation Committee: (e) any unexercised Options held by that Participant may not be exercised, if at all, until after such investigation has been concluded; and

8 000-4384-4835/16/EUROPE (f) the relevant period for exercise will not expire. The Compensation Committee may specify that an Option can only be exercised at particular times within the relevant period. Any Option not exercised by the end of the relevant period will lapse. 3.2 Method of exercise Exercise of an Option is conditional on the Participant paying to the Company: (a) the exercise price; and (b) any tax arising on exercise (see rules 3.9 and 3.10), or other arrangements being agreed between the Participant and the Company for the payment of these amounts. 3.3 Satisfaction of any Performance Conditions If the Option is subject to a Performance Condition, as soon as reasonably practicable after the Exercise Date, the Compensation Committee will determine the extent to which the Performance Condition has been satisfied. 3.4 Exercisable proportion of an Option and lapse (a) If the Option is subject to a Performance Condition and granted to a director of the Company, it will be exercisable to the extent the Performance Condition is satisfied and the balance of the Option will lapse. The Compensation Committee may decide otherwise in respect of an Option granted to a Participant who is not a director of the Company. (b) For all Options, the number of Shares that can be acquired on exercise earlier than the third anniversary of the Grant Date will be adjusted under rule 6.2 and the balance will lapse. Notwithstanding any other provision of this Plan, the Compensation Committee, acting reasonably and in good faith, may reduce (including to zero) the amount of an Option which would otherwise be exercisable if the formulaic outcome of any Performance Condition is, in the opinion of the Compensation Committee, not justified (including but not limited to, on the basis of the wider underlying financial performance of the Group over the period in which a Performance Condition is to be satisfied). To the extent that an Option is so reduced, The Options will immediately lapse. 3.5 Effect of a Dealing Restriction An Option may not be exercised if a Dealing Restriction applies but it will become exercisable after the Exercise Date once the Dealing Restriction ceases to apply.

9 000-4384-4835/16/EUROPE 3.6 Satisfaction of Options after exercise Subject to rule 5 and any consents under rule 8.10 being obtained, as soon as reasonably practicable after an Option has been exercised, the Company will arrange for the transfer or issue to, or to the order of, the Participant of the number of Shares in respect of which the Option has been exercised (or the settlement of the Option in cash under rule 3.8). Notwithstanding any other provision of this Plan, if an investigation commences or is ongoing regarding whether Malus and/or Clawback should be invoked in respect of a Participant then, unless otherwise determined by the Compensation Committee, any exercised but as yet unsatisfied Options held by that Participant will not be satisfied, if at all, until after such investigation has been concluded. 3.7 Share rights after exercise The Participant will be entitled to all rights attaching to the Shares that are transferred or issued following exercise by reference to a record date on or after the date of the transfer or issue. 3.8 Cash settlement of Options and cash awards Subject to rules 3.9 and 3.10, the Company may decide: (a) after the exercise of an Option that instead of transferring or issuing Shares, to pay to, or to the order of, the Participant an amount equal to the Cash Value of the Shares that would have been transferred or issued on exercise of the Option less the exercise price of the Shares; or (b) on the Grant Date that an Eligible Employee will be granted, instead of an Option (but otherwise on the same terms as an Option), a right to receive (on the Exercise Date) an amount equal to the Cash Value of the Shares that would have been transferred or issued on exercise of an Option less the exercise price of the Shares. 3.9 Responsibility for tax The Participant must pay all tax, social security contributions and other levies in respect of the exercise of an Option. If the Participant is to be responsible for the payment of any employers’ social security contributions, this must be specified in the terms of the Option. 3.10 Methods of paying the tax If any Member of the Group or any Trustee has to pay or account for any item referred to in rule 3.9, the Participant must pay or repay that amount on demand. Instead, or in addition, the Member of the Group or Trustee can do any one or more of the following: (a) sell sufficient of the Shares subject to the Option on behalf of the Participant and retain the proceeds or pay them to any tax authority;

10 000-4384-4835/16/EUROPE (b) reduce the number of Shares subject to the Option or the number of Shares (or cash under rule 3.8) to which the Participant is entitled on exercise; and/or (c) deduct the amount from any amount to which the Participant is entitled under the Plan, the Participant’s employment contract or otherwise. 4 LEAVING EMPLOYMENT 4.1 Meaning of leaving employment A Participant will be treated as leaving employment only when they are no longer either an employee or a director of any Member of the Group. They will not be treated as leaving if they recommence an employment or office with a Member of the Group within 1 calendar month or any longer period that the Compensation Committee determines for a particular Participant, as long as that determination is made within 6 months of the date when the Participant ceased to be an employee or director. 4.2 Leaving within six months of the grant of an Option If a Participant leaves employment within the first six months after the Grant Date, the relevant Option will lapse. 4.3 Good leavers If the Participant leaves employment for one of the following reasons: (a) ill-health, injury or disability, established to the satisfaction of the Compensation Committee; (b) retirement on any basis acceptable to the Compensation Committee; (c) the Participant’s employing company ceasing to be a Subsidiary; (d) a transfer of the Business, or the part of the Business, in which the Participant works to a person that is not a Member of the Group; and (e) any other reason if the Compensation Committee so decides generally or in any particular case within 20 Business Days of the Participant leaving; unless the Compensation Committee decides otherwise, the Option will not lapse but will become exercisable but only to the extent that any applicable Performance Condition has been satisfied. The Compensation Committee will reduce the number of Shares in respect of which an Executive Option may be exercised to reflect the period from the Grant Date to the date of leaving (calculated using the number of complete calendar months since the Grant Date) as a proportion of the period between the Grant Date and the Exercise Date. In exceptional circumstances, the Compensation Committee may determine that an Option will be exercisable on a different basis. 4.4 Death of a Participant Unless the Compensation Committee decides otherwise, the Option of a deceased Participant will be exercisable by the Participant’s personal representatives but only

11 000-4384-4835/16/EUROPE to the extent that any applicable Performance Condition has been satisfied (as determined by the Compensation Committee) up to the date of death. Shares will be issued or transferred (or cash paid under rule 3.8) to the Participant’s personal representatives. The Compensation Committee may: (a) reduce the number of Shares in respect of which an Executive Option may be exercised to reflect the number of complete calendar months between the Grant Date and the date of death as a proportion of the period between the Grant Date and the Exercise Date; and (b) in exceptional circumstances, determine that an Option may be exercised on any other terms that it considers appropriate. 4.5 Other leavers Other than in a case where the Participant is a good leaver (see rule 4.3) or dies (see rule 4.4), if a Participant leaves employment before the Exercise Date of an Option, that Option will lapse. 4.6 Interaction of leaving employment and Company transactions If a Participant leaves employment or dies and the relevant Option has not been exercised under this rule 4 and the Option is or becomes exercisable under rule 6, the Option will lapse on the earlier of the end of the period allowed for exercise under this rule 4 and the end of the period allowed for exercise under rule 6, except that, notwithstanding any other provision of this Plan, if an investigation commences or is ongoing regarding whether Malus and/or Clawback should be invoked in respect of a Participant then, unless otherwise determined by the Compensation Committee: (a) any unexercised Options held by that Participant may not be exercised, if at all, until after such investigation has been concluded; and (b) the relevant period for exercise will not expire. 5 REDUCTION OF AN OPTION If a Participant's working hours are materially reduced before the Exercise Date of an Option, the Compensation Committee may reduce the number of Shares in respect of which that Option may be exercised, as it considers appropriate. 6 TRANSACTIONS AFFECTING THE COMPANY 6.1 Early exercise Subject to rules 6.2 to 6.4, Options will become exercisable under this rule 6 if: (a) a person (or a group of persons acting in concert) obtains Control of the Company as a result of making an offer to acquire Shares; (b) a person becomes bound or entitled to acquire Shares under Part 18 of the Companies (Jersey) Law 1991 (“squeeze-out”);

12 000-4384-4835/16/EUROPE (c) the court sanctions a scheme of arrangement under Part 18A of the Companies (Jersey) Law 1991 involving the acquisition of Shares; or (d) the Company passes a resolution for its voluntary winding up or an order is made for its compulsory winding up or it is declared en desastre. 6.2 Pro-rating on early exercise Where an Option becomes exercisable under rule 6.1: (a) if it is an Executive Option, the number of Shares in respect of which it may be exercised will be reduced to reflect the number of complete calendar months between the Grant Date and the date of the relevant event as a proportion of the period between the Grant Date and the Exercise Date; and (b) it will only become exercisable if and to the extent that any applicable Performance Condition has been satisfied as at the Exercise Date. 6.3 Applying the Performance Condition on early exercise The extent to which the Performance Condition is satisfied will be calculated as required by its terms or, if those terms do not specify the outcome in sufficient detail, in the manner that the Compensation Committee considers reasonable. 6.4 Exchanging Options rather than early exercise An Option will not become exercisable under rule 6.1 to the extent that: (a) an offer to exchange the Option is made by the Acquiring Company and accepted by the Participant; or (b) the Compensation Committee, with the consent of the Acquiring Company, decides before the person obtains Control or the court sanctions the scheme of arrangement that the Option will be automatically exchanged. 6.5 Terms of exchanged Options Where an Option is to be exchanged under rule 6.4, the exchange will take place as soon as practicable after the relevant event and the Participant will be granted a new option in exchange for the existing Option. The new option: (a) must confer a right to acquire shares in the Acquiring Company or another body corporate determined by the Acquiring Company; (b) must be equivalent in value to the existing Option; (c) will be treated as having been granted on the same Grant Date and will become exercisable in the same manner and at the same time as the Option it replaces; (d) may, at the discretion of the Compensation Committee, be subject to a Performance Condition that will be, so far as possible, equivalent to any Performance Condition applying to the Option it replaces;

13 000-4384-4835/16/EUROPE (e) unless the Compensation Committee decides otherwise, must be subject to Malus and, where relevant, Clawback, which are, so far as possible, equivalent to any Malus and, where relevant, Clawback applicable to the Option; and (f) will be governed by the Plan as if references to Shares were references to the shares over which the new Option is granted and references to the Company were references to the Acquiring Company or the body corporate determined under this rule. 6.6 Demergers If the Company is affected by a demerger (in whatever form) or a special dividend or distribution, the Compensation Committee may: (a) decide that Options will become exercisable, in which case rules 6.2 and 6.3 will apply as if the Options had become exercisable under rule 6.1; or (b) adjust the number, class or identity of Shares comprised in all existing Options. 6.7 Variations of capital If the Company carries out: (a) a rights issue; or (b) a variation in the equity share capital of the Company, including a capitalisation or sub-division, consolidation or reduction of share capital; the Compensation Committee may adjust the number, class or identity of Shares comprised in an Option and/or the exercise price accordingly. 6.8 Malus and Clawback Where an Option is granted subject to Malus and Clawback and if this rule 6 (Transactions affecting the Company) applies to an Option, the Compensation Committee may determine that the Malus and Clawback provisions will no longer apply to an Option or will be varied in its application to the Option. In relation to any cash or Shares acquired pursuant to an Option prior to the relevant event, the Compensation Committee may determine that the Malus and Clawback provisions will no longer apply to the Option or will be varied in its application to the Option. 7 CHANGING THE PLAN 7.1 Compensation Committee’s right to change the Plan or Options Except as described in the rest of this rule, the Compensation Committee may at any time: (a) change the Plan or the terms of any Option (but not the Performance Condition applicable to an Option) in any way; or

14 000-4384-4835/16/EUROPE (b) amend the Performance Condition that applies to an Option if it considers that, as a result of an event or a change in circumstances, the amendment would ensure a fairer measure of performance while being materially no less difficult to satisfy than the original Performance Condition. 7.2 Limitations on the right to make changes The Company must approve by ordinary resolution in general meeting any proposed change to the Plan or any Option to the advantage of present or future Participants that relates to the following: (a) the persons to or for whom Shares may be provided under the Plan; (b) the limits on the number of Shares that may be issued under the Plan; (c) the individual limit for each Participant under the Plan; (d) the basis for determining a Participant's entitlement to, and the terms of, Shares provided under the Plan; (e) the rights of a Participant in the event of a capitalisation issue, rights issue or open offer, sub-division or consolidation of shares or reduction of capital or any other variation of capital of the Company; or (f) the terms of this rule 7.2. 7.3 Compensation Committee’s right to make minor changes The Compensation Committee can make minor changes to the Plan or any Option without the approval of the Company in general meeting to: (a) benefit the administration of the Plan; (b) comply with or take account of the provisions of any proposed or existing legislation; (c) take account of any changes to legislation; or (d) obtain or maintain favourable tax, exchange control or regulatory treatment of any Member of the Group or any present or future Participant. 8 GENERAL 8.1 Company limits The Company must not grant an Option if the number of Shares committed to be issued under that Option exceeds: (a) 10 per cent of the ordinary share capital of the Company in issue immediately before that day, when added to the number of Shares which have been issued or committed to be issued to satisfy Options, or options or awards under any other employee share plan operated by the Company, granted in the previous 10 years; or

15 000-4384-4835/16/EUROPE (b) 5 per cent of the ordinary share capital of the Company in issue immediately before that day, when added to the number of Shares that have been issued or committed to be issued to satisfy Options, or options or awards under any other discretionary employee share plan adopted by the Company, granted in the previous 10 years. Shares that have been or may be transferred out of treasury to satisfy Options or options or awards under any other employee share plan adopted by the Company will be treated as Shares issued or committed to be issued for the purposes of this rule 8.1 but these limits do not include Shares subject to Options or options or awards that have lapsed or been surrendered. 8.2 Serving notice on a Participant Any notice or other document which has to be given to a person who is or, is eligible to be, a Participant under or in connection with the Plan may be: (a) delivered or sent by post to the Participant’s home address according to the records of the employing company; or (b) sent by e-mail to any e-mail address that according to the records of the employing company is used by the Participant; or, in either case, any other address that the Compensation Committee considers appropriate or communicated by any other electronic means that the Compensation Committee approves. 8.3 Serving notice on the Company Any notice or other document that has to be given to the Company or other duly appointed agent under or in connection with the Plan may be delivered or sent by post to the registered office of the Company (or any other place that the Compensation Committee or duly appointed agent may from time to time decide and notify to Participants) or sent by e-mail to any e-mail address or by other electronic means notified to the Participant. 8.4 Timing of delivery of notices Notices sent by post will be deemed to have been given on the second day after the date of posting. However, notices sent by or to a Participant who is working overseas will be deemed to have been given on the seventh day after the date of posting. Notices sent by e-mail, in the absence of evidence to the contrary, will be deemed to have been received on the day after sending. 8.5 The effect of Compensation Committee decisions The decision of the Compensation Committee on the interpretation of the Plan or in any dispute relating to an Option or matter relating to the Plan will be final and conclusive. 8.6 The costs of the Plan

16 000-4384-4835/16/EUROPE The Company will pay the costs of introducing and administering the Plan. The Company may require a Participant’s employer to bear the costs in respect of an Option granted to that Participant. 8.7 Administering the Plan The Compensation Committee has the power, from time to time, to make or vary regulations for the administration and operation of the Plan. 8.8 Relationship between the Plan and employment This rule governs the relationship between the Plan and a Participant’s employment. (a) For the purposes of this rule, "Employee" means any employee (including an executive director) of a Member of the Group. (b) This rule applies during an Employee’s employment and after the termination of an Employee’s employment, whether or not the termination is lawful. (c) The rules and the operation of the Plan do not form part of the contract of employment of an Employee. The rights and obligations arising from the employment relationship between the Employee and any Member of the Group are separate from, and are not affected by, the Plan. Participation in the Plan does not create any right to, or expectation of, continued employment. (d) An Employee does not have a right to participate in the Plan. Participation in the Plan or the grant of Options on a particular basis in any year does not create any right to or expectation of participation in the Plan or the grant of Options on the same basis, or at all, in any future year. Benefits received under the Plan are not pensionable. (e) The terms and operation of the Plan do not entitle Employees to the exercise of any discretion in their favour. (f) An Employee will not have a claim or right of action in respect of any decision, omission or exercise of discretion relating to the Plan or an Option that may operate to the disadvantage of the Employee even if it is unreasonable , irrational or might otherwise be regarded as being in breach of the duty of trust and confidence (and/or any other implied duty) between the Employee and the employer. (g) An Employee will not have any right to compensation for any loss in relation to the Plan, including any loss in relation to: (i) any loss or reduction of rights or expectations under the Plan in any circumstances (including lawful or unlawful termination of employment); (ii) any exercise of a discretion or a decision taken in relation to an Option or to the Plan, or any failure to exercise a discretion or take a decision; or (iii) the operation, suspension, termination or amendment of the Plan.

17 000-4384-4835/16/EUROPE (h) Participation in the Plan is permitted only on the basis that the Participant accepts all the provisions of the rules, including this rule. By participating in the Plan, an Employee waives all rights under the Plan, other than the right to acquire Shares (or cash under rule 3.8) subject to and in accordance with the express terms of the Plan and any Performance Condition, in consideration for, and as a condition of, the grant of an Option. 8.9 Personal data By participating in the Plan, the Participant consents to the holding and processing of personal data provided by the Participant to any Member of the Group, Trustee or third party service provider, for all purposes relating to the operation of the Plan. These include, but are not limited to: (a) administering and maintaining Participant records; (b) providing information to Members of the Group, Trustees, registrars, brokers or third party administrators of the Plan; (c) providing information to future purchasers of the Company or the business in which the Participant works; and (d) transferring information about the Participant to a country or territory outside the European Economic Area that may not provide the same statutory protection for the information as the Participant’s home country. 8.10 Consents All allotments, issues and transfers of Shares will be subject to any necessary consents under any relevant legislation or regulations for the time being in force in Jersey, the United Kingdom, the United States of America or elsewhere. The Participant will be responsible for complying with any requirements they need to fulfil in order to obtain or avoid the need for that consent. 8.11 Shares subject to the articles of association Any Shares acquired under the Plan are subject to the articles of association of the Company from time to time in force. 8.12 Application for listing on the London Stock Exchange If and so long as the ordinary shares of the Company are listed on the Official List and traded on the London Stock Exchange, the Company will apply for listing of any ordinary shares issued under the Plan as soon as practicable. 8.13 Application for listing on the New York Stock Exchange If and so long as the ADSs of the Company are listed and traded on the New York Stock Exchange, the Company will apply for any necessary listing of any ADSs created for the purpose of satisfying Options as soon as practicable.

18 000-4384-4835/16/EUROPE 8.14 Governing law The laws of England and Wales govern the Plan and all Options and their construction. The courts of England and Wales have exclusive jurisdiction in respect of disputes arising under or in connection with the Plan or any Option.

19 000-4384-4835/16/EUROPE APPENDIX 1 Australia The Plan will apply to Options granted to residents in Australia with the following modifications: Under rule 1.2, the grant of an Option over Shares to which this appendix applies will include a term that it cannot be exercised at a time when Shares of the same class as the Shares subject to the Option are listed in the London Stock Exchange Daily Official List unless Shares could be sold in the market at that time for a price that is equal to at least 110% of the exercise price as determined in accordance with rule 1.5. Under rule 1.2, the grant of an Option over Shares to which this appendix applies will include a term that it cannot be exercised at a time when Shares of the same class as the Shares subject to the Option are not listed in the London Stock Exchange Daily Official List unless at the time of exercise the market value (within the meaning of Part VIII of the Taxation of Chargeable Gains Act 1992) of a Share at that time is equal to at least 110% of the exercise price determined in accordance with rule 1.5. Under rule 1.2, the grant of an Option over ADSs to which this appendix applies will include a term that it cannot be exercised at a time when WPP ADSs are quoted on the New York Stock Exchange unless the price for which WPP ADSs could be sold in the market at that time is equal to at least 110% of the exercise price determined in accordance with Rule 1.5. In Rule 3.1, delete clause (a) in its entirety and replace with: "(a) after the date immediately preceding the seventh anniversary of the Grant Date;” APPENDIX 2 Belgium The Plan will apply to Options granted to residents of Belgium with the following modifications: Rule 1.14 of the Plan shall be replaced with the following paragraph: Participants will be notified of the grant of Options. An Option may be declined by a Participant within 60 days after the Grant Date by notice in writing to any person nominated by the Compensation Committee. If this happens, the Option will be treated as if it had never been granted under the Plan. A Participant is not required to make any payment to decline an Option. If a Participant wants to be taxed upon grant of an Option, the Participant should accept the grant of the Option in writing within 60 days after the Grant Date. If a Participant wants to be taxed upon exercise of an Option and does not want to decline the Option, the Participant should not take any action. Rule 3.2 (b) be amended to read: (b) any tax arising on exercise or grant (see Rules 3.9 and 3.10) Rule 3.8 will not apply to Belgian participants. In Rule 3.9 the words “or grant” will be added before “of an Option”. APPENDIX 3

20 000-4384-4835/16/EUROPE People’s Republic of China ("PRC") The Plan will apply to Options granted to the holders of PRC identity cards in the PRC with the following modification: Rule 3.1(c) shall be amended to read "during the period of six months after the date of death of the Participant as set out in rule 4.4; or" APPENDIX 4 Denmark The Plan will apply to options granted to residents of Denmark with the following modification: Where the provisions of rule 4.1, 4.3 and 4.6 conflict with Danish law, Danish law will prevail and the terms of these rules will be taken to be amended accordingly but only in respect of Options granted to employees in Denmark. APPENDIX 5 France The Plan will apply to Options granted to residents of France subject to the following modifications: Eligible Employees can be either the employees, the Chairman of the Board (Président du Conseil), the Managing Directors (Directeurs Généraux) or Managers (Gérants) as defined in Section L 225-185 of the French Commercial Code, of a French company satisfying the conditions mentioned in Section L 225-180 of the same Code. Notwithstanding any other provision of the Plan, an Option cannot be granted to any Eligible Employee who owns more than 10% of the ordinary share capital of the Company then in issue. In the case of an Option over Shares, the exercise price determined under rule 1.5 must be at least equal to 80% of the arithmetical average of the middle market quotations of a Share (as derived from the London Stock Exchange Daily Official List) on the 20 Business Days last preceding the Grant Date, rounded to the nearest whole penny. In the case of an Option over ADSs, the price at which ADSs may be acquired by the exercise of an Option shall be at least equal to 80% of the fair market value of an ADS as quoted on the New York Stock Exchange on the 20 Business Days last preceding the Grant Date. Notwithstanding rule 6.7 of the Plan, the price at which Shares may be acquired by the exercise of the Option shall be adjusted only upon the occurrence of the events specified under Section L 225-181 of the French Commercial Code. Notwithstanding rule 4.6 of the Plan, on the death of a Participant at a time when the Option in question has not lapsed, the Option may not be exercised later than six months after the date of his death. Notwithstanding what is set out under Exercise date of the Glossary (but subject to Rules 4.3, 4.4 and 6.1 (a), an Option granted under the Plan may not be exercised before the day after the third anniversary of the Grant Date.

21 000-4384-4835/16/EUROPE A Director within the meaning of Section L225-185 of the French Commercial Code shall be required to retain (either registered in his own name or deposited with a nominee on his behalf) a proportion of the Shares received as a result of exercising an Option as determined by the Compensation Committee, until he ceases his role as a Director. If no other proportion is determined when the relevant Option is granted, the proportion required to be retained will be 10%. Notwithstanding any other provision of the Plan, an Option granted more than 76 months after the Plan was last approved by shareholders as required by Rule 9.4.1 of the Listing Rules of the UK Listing Authority cannot be satisfied by any means involving the issue of new Shares or the transfer of Treasury Shares. A director of the Company cannot be granted an Option. APPENDIX 6 Hong Kong The Plan will apply to Options granted to residents of Hong Kong with the addition of the following rules: Any Shares acquired by a Participant under the Plan cannot be traded within Hong Kong within 6 months of the date of exercise of the relevant Option and, by receiving those Shares, each Participant shall be taken to have agreed to observe this restriction. Notwithstanding any other provision of the Plan, the grant of Options under and the operation of the Plan does not constitute an offer or invitation to the public within the meaning of the Companies Ordinance or the Securities and Futures Ordinance. APPENDIX 7 Ireland The Plan will apply to Options granted to residents of the Republic of Ireland with the following modification: In Rule 3.1(a), delete “tenth” and substitute “seventh” and delete “or any earlier date determined by the Compensation Committee at the time the Option is granted”. APPENDIX 8 Russia The Plan will apply to Options granted to residents in Russia with the following modification: For the purposes of the securities laws of Russia, all transactions carried out and contracts entered into in connection with the Plan and any Shares acquired by Participants will be carried out or entered into outside Russia. APPENDIX 9 UK tax-advantaged Options Options granted under this appendix (which will be referred to as “CSOP Options” in this

22 000-4384-4835/16/EUROPE appendix) will be UK tax-advantaged options under a “Schedule 4 CSOP scheme” for the purposes of Schedule 4 to the Income Tax (Earnings and Pensions) Act 2003. In the event of any conflict between the Plan and the provisions of this appendix 9 (“Appendix 9”), the latter will prevail. The terms of Appendix 9 will be identical to those of the other parts of the Plan (excluding all appendices other than Appendix 9), except as follows: 1 Purpose (a) The purpose of Appendix 9 is to provide CSOP Options for Eligible Employees in accordance with Schedule 4 and not otherwise. (b) Any provision of the Plan will not be effective with respect to a CSOP Option if the effect of that provision would be to prevent that CSOP Option from meeting the requirements of Schedule 4, including rules 3.8 (cash settlement of options and cash awards), 5.1 (overpayment of performance remuneration), 6.1(b) (early exercise on a “squeeze-out”), 6.1(c) (early exercise on a scheme of arrangement), 6.4 (exchanging Options rather than early exercise) and 6.5 (terms of exchanged Options). 2 Glossary In the glossary before rule 1: (a) a new definition will be added, worded as follows: "Schedule 4" means Schedule 4 to the Income Tax (Earnings and Pensions) Act 2003; (b) the definition of "Eligible Employee" will be: "a person who is not prohibited from participating in the Plan by virtue of paragraph 9 of Schedule 4 (material interest) and is: (a) in respect of a CSOP Option that is an Executive Option, a full-time executive director or an employee (without being a director) of the Company or a Subsidiary; and (b) in respect of any other CSOP Option, an employee whose working time for one or more of the Company and its Subsidiaries equals or exceeds a period determined by the Compensation Committee at the relevant Grant Date;" (c) at the end of the definition of “Market Value” will be added: "If Shares are not quoted on the Official List, before the Grant Date the value of a Share must be agreed with Shares and Assets Valuation at HM Revenue & Customs"; (d) the definition of "Shares" will be:

23 000-4384-4835/16/EUROPE "fully paid ordinary shares (including treasury shares) in the capital of the Company which satisfy the requirements of paragraphs 16-18 and 20 of Schedule 4"; and (e) the definition of "Subsidiary" will be: "a company that is a subsidiary of the Company within the meaning of Articles 2 and 2A of the Companies (Jersey) Law 1991 and is under the control of the Company within the meaning of Section 719 of the Income Tax (Earnings and Pensions) Act 2003". 3 No CSOP Options over ADSs CSOP Options may only be granted over Shares, and not over ADSs, and therefore references to ADSs or Options over ADSs will not apply to a CSOP Option. 4 Personal limit Add the following to the end of rule 1.7: "provided that a Participant cannot be granted CSOP Options which would, at the time they are granted cause the aggregate market value (determined as at the date of each relevant grant) of the Shares which that Participant may acquire from unexercised CSOP Options granted to that Participant and any other Schedule 4 CSOP scheme established by the Company or by any associated company of the Company to exceed or further exceed £30,000 (or any other limit that may be prescribed by paragraph 6 of Schedule 4)". 5 Grant requirements To rule 1.13 (terms to be specified in grant documents) will be added: "(f) the description of the Shares; (g) any restrictions to which the Shares may be subject; (h) the times at which the CSOP Option may be exercised (in whole or in part); (i) any Performance Condition (which must be determined on or before the Grant Date) applicable to the CSOP Option; and (j) the circumstances under which the CSOP Option will lapse or be cancelled (in whole or in part) including any conditions to which the exercise of the CSOP Option is subject (in whole or in part), and these terms, together with any mechanism for the variation of the terms of CSOP Options under rules 7.1 or 7.3, must be notified to the Participant as soon as practicable after the Grant Date." 6 Transferability of CSOP Options Rule 2.1 be amended to read:

24 000-4384-4835/16/EUROPE “CSOP Options are not capable of being transferred, but the personal representatives of a Participant who has died may exercise a CSOP Option under rule 3.1(c).” 7 Death of a Participant To the start of rule 3.1(a), add the words “Subject to rule 3.1(c)”. Add the following to the start of rule 3.1(c): "at any time" and the following at the end of rule 3.1(c): “even if that period ends after the tenth anniversary of the Grant Date or after any period for exercise that would otherwise be allowed under the Plan, except in the case of exercise under rule 6.1(d) (early exercise on winding up)”. In rule 4.4, the words “Unless the Compensation Committee decides otherwise” and rule 4.4(b) will be deleted. 8 Timing of exercise Add the following to the end of rule 3.1: "A Participant cannot exercise a CSOP Option at any time when ineligible to participate in the Plan by virtue of paragraph 9 of Schedule 4 (material interest)". 9 Responsibility for tax Rule 3.9 will not apply to employer’s National Insurance contributions relating to CSOP Options and, in respect of any non-UK taxation of a Participant relating to a CSOP Option, will only be operated in such a way as to ensure that it does not cease to be a CSOP Option. 10 Methods of paying tax Rule 3.10 will be worded as follows: "If any Member of the Group or any Trustee has to pay or account for any item referred to in rule 3.9, the relevant Participant must be offered the opportunity to pay or repay that amount on demand. Instead, or in addition, the Participant can authorise the Member of the Group or Trustee to do any one or more of the following: (a) sell sufficient of the Shares subject to the CSOP Option on behalf of the Participant and retain the proceeds or pay them to any tax authority; and/or (b) deduct the amount from any amount to which the Participant is entitled under the Participant’s employment contract or otherwise." 11 Good leavers In Rule 4.3 the words "unless the Compensation Committee decides otherwise," and the last sentence are deleted. 12 Early exercise on company events Rule 6.1 will read as follows:

25 000-4384-4835/16/EUROPE “Subject to rules 6.2 to 6.4, CSOP Options will become exercisable under this rule 6 if: (a) a person (or a group of persons acting in concert) obtains Control of the Company as a result of making a general offer to acquire: (i) the whole of the issued ordinary share capital of the Company (ignoring any already held by the person or group of persons making the offer) which is made on condition such that, if it met, the person making the offer will have Control of the Company; or (ii) all the shares of the Company which are of the same class as the Shares (ignoring any Shares already held by the person or group of persons making the offer) and for these purposes, it does not matter whether the general offer is made to different share owners by different means; or (b) a person becomes bound or entitled to acquire Shares under Part 18 of the Companies (Jersey) Law 1991 (“squeeze-out”); or (c) the court sanctions a scheme of arrangement under Part 18A of the Companies (Jersey) Law 1991 being a compromise or arrangement applicable to or affecting: (i) all the ordinary share capital of the Company or all shares of the same class as the Shares; or (ii) all the Shares, or all the shares of that same class, which are held by a class of share owners identified other than by reference to their employment or directorships or their participation in a Schedule 4 CSOP Scheme; or (d) a non-UK company reorganisation arrangement (as defined from time to time in paragraph 35ZA of Schedule 4) applicable to or affecting: (i) all the ordinary share capital of the Company or all shares of the same class to which a CSOP Option relates; or (ii) all the shares, or all the shares of that same class, which are held by a class of shareholders identified otherwise than by their employments or directorships or their participation in a Schedule 4 CSOP Scheme; becomes binding on the shareholders covered by it. 13 Shares ceasing to qualify If in consequence of a transaction affecting the Company specified in rule 6.1 (change of Control etc.), the Shares subject to outstanding CSOP Options cease to satisfy the requirements of Schedule 4, those CSOP Options may, if the Compensation Committee so determines, instead be exercised within 20 days of the relevant transaction as if those requirements were still satisfied and the CSOP Options will be treated as having been exercised in accordance with the relevant requirements of paragraph 25A of Schedule 4

26 000-4384-4835/16/EUROPE (company events). If the Compensation Committee exercises this power, any unexercised CSOP Options will lapse at the end of this period. 14 Exchange of CSOP Options Rules 6.4 and 6.5 (exchanging Options rather than early exercise on a transaction affecting the Company) will be read and interpreted, and if necessary amended, in such a way that the requirements of Part 6 of Schedule 4 are complied with (company over whose shares the replacement options are granted and equivalence of original and replacement options). 15 Demerger Rule 6.6 will be worded as follows: "If the Company is affected by a demerger (in whatever form) or a special dividend or distribution, which in the opinion of the Compensation Committee would affect the current or future value of any CSOP Options, the Compensation Committee may decide that CSOP Options will become exercisable, in which case rules 6.2 and 6.3 will apply as if the CSOP Options had become exercisable under rule 6.1." 16 Adjustment of CSOP Options At the end of rule 6.7 (adjustment of Options on a variation in capital) the words "provided that any adjustment must: (i) ensure that both the aggregate market value of the Shares subject to the CSOP Option and the total exercise price for that CSOP Option are substantially the same after the adjustment as they were immediately before the adjustment; and (ii) not result in the requirements of Schedule 4 ceasing to be satisfied" will be added. In rule 6.7(b) the word "class" is deleted. 17 Variation of terms of CSOP Option A new rule 7.4 will be added, worded as follows: "7.4 The terms of a CSOP Option may only be varied: (a) in the case of exercise price, only under rule 6.7; (b) in the case of the number or description of Shares, only under rule 6.7 or by way of a mechanism stated at the Grant Date; and (c) in the case of any other term, by way of a mechanism stated at the Grant Date; and any mechanism used for (b) or (c) must be applied in a way that is fair and reasonable"

27 000-4384-4835/16/EUROPE 18 Amendments A new rule 7.5 will be added, worded as follows: "7.5 Appendix 9 may not be amended if the amendment would cause Appendix 9 to cease to be a “Schedule 4 CSOP scheme” within the meaning of paragraph 1(A1) of Schedule 4 and in respect of any amendment to a key feature of Appendix 9 (being a provision that is necessary in order to meet the requirements of Schedule 4) the Company will make a declaration to HM Revenue & Customs in the next annual return relating to Appendix 9 that the alteration has not caused Appendix 9 to cease to meet the requirements of Schedule 4." APPENDIX 10 USA Special Rules Applicable to Grants of Incentive Stock Options Options granted in accordance with the Plan may be designated as "Incentive Stock Options" ("ISOs") within the meaning of section 422 of the United States Internal Revenue Code of 1986, as amended (the "US Tax Code"). The aggregate number of Shares (including Shares comprised in any WPP ADS) over which ISOs may be granted under this appendix will not exceed . Eligible Employees who may receive ISOs will, in addition to the limitations imposed by rule 1.3 of the Plan, be limited to employees of the Company or its "parent" or "subsidiary" corporations within the meaning of sections 424(f) and (g), respectively, of the US Tax Code. In addition to any other restrictions contained in the Plan, ISOs will not be transferable otherwise than by will or the laws of descent and distribution. During the lifetime of the Participant to whom an ISO is granted, the ISO will be exercisable only by that Participant. To the extent that the aggregate market value of Shares (including Shares comprised in any WPP ADS) with respect to which ISOs are exercisable (determined without regard to this sentence) for the first time by a Participant during any calendar year (under all plans or schemes of the Company or its "parent" and "subsidiary" corporations within the meaning of sections 424(f) and (g), respectively, of the US Tax Code) exceeds US $100,000, those Options will to the extent of the excess be treated as Options which are not ISOs. For this purpose, the market value of any Shares (including Shares comprised in any ADS) subject to an ISO will be determined at the time that ISO is granted. This appendix will be deemed to be included within the Plan as adopted by shareholders for the purpose of any ISO grants. Taxpayers Subject to Section 409A of the United States Internal Revenue Code The Plan will apply to participants who are taxpayers subject to Section 409A of the United States Internal Revenue Code ("Section 409A"), with the following modifications: Options granted under the Plan are intended to be exempt from the requirements of Section 409A by satisfying the requirements of the exemption under Section 1.409A-1(b)(5)(i)(A) of the United States Treasury Regulations or other applicable guidance (the "Exemption"). The Plan will be construed and interpreted in accordance with that intent. Any discretion afforded to any

28 000-4384-4835/16/EUROPE person or entity under the Plan the existence of which itself would cause an Option to fail to satisfy the requirements of the Exemption will not apply. At the end of paragraph (b) of the definition of "Market Value" after the words "Grant Date", add the words "provided that the price will not be less than fair market value determined in accordance with Section 409A." Add the following paragraph to the end of Rule 6.7: "Notwithstanding the foregoing, only adjustments permitted by Section 409A will be permitted to be made under this Rule 6.7, including pro rata adjustments necessary to reflect a stock split, reverse stock split, and stock dividend."